Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Tenon Medical, Inc. (“Tenon”) is providing the following unaudited pro forma condensed combined financial information to reflect the acquisition of substantially all of the assets of SiVantage, Inc (“SiVantage”) on August 1, 2025. The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended. The pro forma adjustments are described in the accompanying footnotes.

The unaudited pro forma condensed balance sheet gives effect to the acquisition as if it had occurred on June 30, 2025. The unaudited pro forma condensed statement of operations for the year ended December 31, 2024 gives effect to the acquisition as if it had occurred on January 1, 2024 and the unaudited pro forma condensed statement of operations for the six months ended June 30, 2025 also gives effect to the acquisition as if it had occurred on January 1, 2024.

The unaudited pro forma condensed financial information was derived from and should be read in conjunction with the audited financial statements of Tenon for the year ended December 31, 2024 and the unaudited condensed financial statements of Tenon as of and for the six months ended June 30, 2025.

The unaudited pro forma condensed financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of Tenon after completion of the acquisition.

Unaudited Pro Forma Condensed Balance Sheet

as of June 30, 2025 (in thousands, except share and per share data)

	Tenon	SiVantage	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$7,846	$—	$(750)	a	$7,096
Accounts receivable	770	—	—		770
Inventory	688	61	—		749
Prepaid expenses and other assets	580	18	—		598
Total current assets	9,884	79	(750)		9,213
Property and equipment, net	842	131	—		973
Intangible assets, net	—	—	469	b	469
Deposits	51	—	—		51
Operating lease right-of-use assets	268	—	—		268
Deferred offering costs	69	—	—		69
Goodwill	—	—	2,705	b	2,705
TOTAL ASSETS	$11,114	$210	$2,424		$13,748

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$894	$—	$—		$894
Accrued expenses	1,108	—	—		1,108
Current portion of accrued commissions	271	—	—		271
Deferred revenue	—	258	—		258
Current portion of operating lease liability	290	—	—		290
Total current liabilities	2,563	258	—		2,821
Accrued commissions, LT	1,838	—	—		1,838
Contingent liabilities	—	—	1,339	c	1,339
Total liabilities	4,401	258	1,339		5,998
Stockholders’ equity (deficit):
Series A convertible preferred stock	3,300	—	—		3,300
Series B convertible preferred stock	452	—	—		452
Common stock	8	—	—		8
Additional paid-in capital	78,084	—	1,037	a	79,121
Accumulated deficit	(75,131)	(48)	48		(75,131)
Total stockholders’ equity (deficit)	6,713	(48)	1,085		7,750
Total liabilities, preferred stock and stockholders’ equity (deficit)	$11,114	$210	$2,424		$13,748

Notes to Unaudited Pro Forma Condensed Balance Sheet as of June 30, 2025

a	Reflects the cash consideration of $750 and equity of $1,037 paid to SiVantage upon the closing of the acquisition.

b	Reflects the amounts allocated to goodwill and definite-lived intangible assets per the preliminary ASC 805 analysis prepared by an independent third-party valuation specialist.

c	Reflects the fair value of contingent consideration due to SiVantage upon the completion of certain milestones.

Unaudited Pro Forma Condensed Statement of Operations

for the Year ended December 31, 2024 (in thousands, except per share data)

	Tenon	SiVantage	Adjustments		Pro Forma
Revenue:
Revenue	$3,277	$1,039	$—		$4,316
Cost of sales	1,566	324	(60)	b	1,830
Gross profit	1,711	715	60		2,486

Operating expenses:
Research and development	2,603	481	—		3,084
Sales and marketing	5,109	1,060	(33)	b	6,136
General and administrative	7,765	691	54	a	8,510
Total operating expenses	15,477	2,232	21		17,730
Loss from operations	(13,766)	(1,517)	39		(15,244)

Total other income (expense), net	93	(1)	—		92
Net loss	$(13,673)	$(1,518)	$39		$(15,152)

Basic and diluted net loss per share:
Basic and diluted net loss per share	$(11.26)				$(7.88)
Net loss per share	$(11.26)				$(7.88)
Shares used in per share computation:
Basic and diluted	1,214		710	c	1,924

Notes to Unaudited Pro Forma Condensed Statement of Operations for the Year ended December 31, 2024

a	Reflects the amortization of definite-lived intangible assets.

b	Reflects elimination of depreciation and amortization of SiVantage assets.

c	Reflects the effect of the 710,300 shares of common stock issued on the weighted average shares outstanding for the period. The adjusted weighted average shares outstanding is then used to calculate the pro forma consolidated basic and diluted net loss per share.

Unaudited Pro Forma Condensed Statement of Operations

for the Six Months ended June 30, 2025 (in thousands, except per share data)

	Tenon	SiVantage	Adjustments		Pro Forma
Revenue:
Revenue	$1,290	$773	$—		$2,063
Cost of sales	722	123	(30)	c	815
Gross profit	568	650	30		1,248

Operating expenses:
Research and development	1,194	240	—		1,434
Sales and marketing	2,766	820	(17)	c	3,569
General and administrative	3,142	586	27	a	3,696
			(50)	b
			(9)	c
Total operating expenses	7,102	1,646	(49)		8,699
Loss from operations	(6,534)	(996)	79		(7,451)

Total other income (expense), net	149	1	—		150
Net loss	$(6,385)	$(995)	$79		$(7,301)

Basic and diluted net loss per share:
Basic and diluted net loss per share	$(1.14)				$(1.16)
Net loss per share	$(1.14)				$(1.16)
Shares used in per share computation:
Basic and diluted	5,605		710	d	6,315

Notes to Unaudited Pro Forma Condensed Statement of Operations for the Six Months ended June 30, 2025

a	Reflects the amortization of definite-lived intangible assets.

b	Reflects transaction expenses incurred by SiVantage.

c	Reflects elimination of depreciation and amortization of SiVantage assets.

d

Reflects the effect of the 710,300 shares of common stock issued on the weighted average shares outstanding for the period. The adjusted weighted average shares outstanding is then used to calculate the pro forma consolidated basic and diluted net loss per share.

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